Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-62664) of Argosy Gaming Company and in the Registration Statement (Form S-8 No. 33-76418) pertaining to the Stock Option Plan and Director Option Plan of Argosy Gaming Company of our report dated January 30, 2004, except for Note 5 as to which the date is February 12, 2004, with respect to the consolidated financial statements and schedule of Argosy Gaming Company included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Ernst & Young LLP
Chicago, Illinois
March 10, 2004